Exhibit 99.1

AAON Announces Executive Leadership Appointment

TULSA, OK, March 17, 2020 – AAON, Inc. (NASDAQ-AAON), today announced that its Board of Directors elected Gene Stewart as Vice President of AAON, Inc. (the “Company”), to be effective April 1, 2020. In addition, the Board of Directors of the Company’s wholly-owned subsidiary, AAON Coil Products, Inc. (“AAON Coil Products”), has elected Mr. Stewart as President of AAON Coil Products, also to be effective April 1, 2020.

From February 2015 to present, Mr. Stewart has served as co-owner and President of North Texas Farm & Garden, a small power engine shop specializing in sales, parts and service of commercial and residential lawn and garden equipment located in Lewisville, Texas. Mr. Stewart previously served as the Aftermarket Business Leader – Parts and Warranty Service for the Company from January 2013 through January 2015. Mr. Stewart was the Parts Sales and Distribution Leader for Texas AirSystems from April 2009 through 2012 and prior to that spent over 11 years in several positions at Trane, including Parts and LCU Equipment Business Leader from January 2006 to April 2009. He has a BA in Management and Marketing from the University of Texas at Arlington – College of Business Administration.

Gary D. Fields, AAON President, stated, “I am very pleased to announce Gene’s return to the AAON family and ask that you please join me in congratulating him on his election as President of AAON Coil Products and Vice President of AAON. As our current Longview expansion project demonstrates, we are committed to capitalizing on the growth opportunities at AAON Coil Products and firmly believe Gene’s contributions and leadership will help turn these opportunities into actual results.”

About AAON
AAON, Inc. is engaged in the engineering, manufacturing, marketing and sale of air conditioning and heating equipment consisting of standard, semi-custom and custom rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, geothermal/water-source heat pumps, coils and controls. Since the founding of AAON in 1988, AAON has maintained a commitment to design, develop, manufacture and deliver heating and cooling products to perform beyond all expectations and demonstrate the value of AAON to our customers. For more information, please visit www.AAON.com.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.

Contact Information
Jerry R. Levine
Phone: (914) 244-0292
Fax: (914) 244-0295
Email: jrladvisor@yahoo.com